UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 10, 2005

ALPHA TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	01-14365 (Commission File Number)	76-0079338 (IRS Employer Identification No.)

11990 San Vicente Boulevard, Suite 350, Los Angeles, CA 90049

(Address of principal executive offices)

Registrant’s telephone number, including area code 310-566-4005

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 Entry into a Material Definitive Agreement
ITEM 4.01 Changes in Registrant’s Certifying Accountant
ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01     Entry into a Material Definitive Agreement

     On February 14, 2005, the Company and its wholly owned subsidiaries, Wakefield Thermal Solutions, Inc. (“Wakefield”), Specialty Extrusion Corp. (“Specialty”), and Lockhart Industries, Inc. (“Lockhart”) entered into a Foreclosure Agreement with AT Broad Street Partners, LLC and Endurance Capital, L.P. (the “New Lenders”) (the “Foreclosure Agreement”).

     The Company’s total indebtedness to the New Lenders was approximately $23 million. Discussions between the Company and the New Lenders to extend or refinance the Company’s existing credit agreement were unsuccessful. Pursuant to the Foreclosure Agreement, in accordance with the Uniform Commercial Code, the Company was released from all indebtedness to the New Lenders in exchange for the surrender of the Company’s collateral securing its obligations under the credit agreement. The collateral consisted principally of the capital stock of the Company’s subsidiaries, Wakefield, Specialty and Lockhart.

     As a result of the Foreclosure Agreement, the Company has no remaining operations and a de minimus amount of cash.

     In connection with the Foreclosure Agreement the Company contributed to Wakefield the Employment Agreements, each dated November 1, 2003, between the Company and each of Lawrence Butler, the Company’s Chairman and Chief Executive Officer, Robert Streiter, the Company’s President and Chief Operating Officer, and James Polakiewicz, the Company’s Chief Financial Officer (each of Mr. Butler, Mr. Streiter and Mr. Polakiewicz, an “Executive”). Wakefield, the New Lenders and each Executive entered into a Contribution of Employment Agreement and Severance Agreement dated February 14, 2005. Each such agreement provides that Wakefield may terminate the Employment Agreement with such Executive at any time and for any reason and that Mr. Streiter and Mr. Polakiewicz may, in his sole discretion, terminate the Employment Agreement at any time after six weeks and three months, respectively following the date of the Agreement and for any reason. Upon such termination, Wakefield shall make severance payments over a one-year period to Messrs. Butler, Streiter and Polakiewicz in the amount of $473,000, $495,000 and $287,000 respectively, representing the approximate amounts due to each Executive for the balance of the term of his Employment Agreement.

Item 4.01     Changes in Registrant’s Certifying Accountant

     On February 10, 2005, Deloitte & Touche LLP (“Deloitte”) resigned as the Company’s independent auditors.

     The Company has not yet filed its Annual Report on Form 10-K for the year ended October 31, 2004. As of the date on which Deloitte resigned as the Company’s independent auditors, Deloitte had not completed its audit nor had it issued its report with respect to the Company’s financial statements for the year ended October 31, 2004. Deloitte’s reports on the Company’s financial statements for the fiscal years ended October 26, 2003 and October 27, 2002 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the two most recent fiscal years and through the date of Deloitte’s resignation, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement(s) in connection with its reports.

     The Company has requested Deloitte to furnish a letter addressed to the Commission stating whether it agrees with the statements made by the Company, and, if not, stating the respects in which it does not agree.

Item 5.02     Departure of Directors or Principal Officers; Election of Directors;
                     Appointment of Principal Officers

(b)	On February 14, 2005, Greg Brogger, Robert A. Kors, and Robert C. Streiter resigned as directors of the Company, and Mr. Streiter resigned as President and Chief Operating Officer of the Company.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

Alpha Technologies Group, Inc. (Registrant)

	By:	/s/ Lawrence Butler
February 16, 2005		Date:Lawrence Butler,
Chief Executive Officer